                                                                    Exhibit 12.1

                                  HARMONIC INC.

        COMPUTATION OF RATIO OF EARNINGS AVAILABLE TO COVER FIXED CHARGES

                    (IN THOUSANDS, EXCEPT FOR RATIO AMOUNTS)

                                                FISCAL YEAR ENDED DECEMBER 31,
                             ---------------------------------------------------------------------
                                 1997          1998           1999          2000           2001
                             -----------   -----------    -----------   -----------    -----------
Pre-tax income (loss) ....   $     5,188   $   (21,453)   $    31,573   $(1,672,579)   $  (167,213)
Total fixed charges ......           482           630            630         2,026          3,700
                             -----------   -----------    -----------   -----------    -----------
Total earnings (losses)
  before fixed charges ...   $     5,670   $   (20,823)   $    32,203   $(1,670,553)   $  (163,513)
                             ===========   ===========    ===========   ===========    ===========

Interest expense .........            --            80             60            28            125
Interest attributable to
  rentals (a) ............           482           550            570         1,998          3,575
                             -----------   -----------    -----------   -----------    -----------

Total fixed charges ......   $       482   $       630    $       630   $     2,026    $     3,700
                             ===========   ===========    ===========   ===========    ===========

Ratio of earnings to fixed
  charges (b) ............          12:1            --           51:1            --             --

(a)   Interest attributable to rentals includes one-third rental expense.

(b) Due to Harmonic's losses in 1998, 2000, and 2001, the ratio coverage was less than 1:1. Additional earnings of $21.5 million, $1.7 billion, and $167.2 million would have been required in each of these periods, respectively, to achieve a coverage of 1:1.